EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors of SMTC Corporation

We consent to the incorporation by reference in the registration statement (No. 333-44250) on Form S-8 and the registration statement (No. 333-33208) on Form S-3 of SMTC Corporation of our report dated February 7, 2003, with respect to the consolidated balance sheets of SMTC Corporation as of December 31, 2001 and 2002, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002, annual report on Form 10-K of SMTC Corporation. Our report refers to changes in accounting policies on goodwill, impairment or disposal of long-lived assets, and extraordinary items.

/s/ KPMG LLP

Chartered Accountants

Toronto, Canada

March 26, 2003

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